EXHIBIT 99.1

Contact:
Adam Dible
216-676-2444

GrafTech Reports First Quarter 2020 Results

BROOKLYN HEIGHTS, Ohio - May 6, 2020 - GrafTech International Ltd. (NYSE: EAF) (GrafTech or the Company) today announced financial results for the quarter ended March 31, 2020, including net income of $122 million, or $0.45 per share, and Adjusted EBITDA1 of $179 million.
First Quarter Results and Key Financial Measures

	For the Three Months Ended March 31,
(dollars in thousands, except per share amounts)	2020	2019

Net sales	$318,646	$474,994
Net income	$122,268	$197,436
Earnings per share (2)	$0.45	$0.68
Adjusted EBITDA(1)	$179,178	$283,815
(1) A non-GAAP financial measure, see below for more information and a reconciliation of EBITDA and Adjusted EBITDA to Net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP.
(2) Earnings per share represents diluted earnings per share.
Net sales for the quarter ended March 31, 2020 were $319 million compared to $475 million in the first quarter of 2019. Lower net sales were driven primarily by lower sales volumes, reflecting continued customer inventory destocking, lower steel production levels, and the preliminary impact of the COVID-19 virus on the economy.
Net income for the first quarter of 2020 was $122 million, or $0.45 per share, compared to $197 million, or $0.68 per share in the first quarter of 2019. Adjusted EBITDA was $179 million in the first quarter of 2020 compared to $284 million in the first quarter of 2019. Net income and adjusted EBITDA both decreased as a result of lower net sales.
Cash flow from operating activities was $139 million in the first quarter of 2020 compared to $157 million in the comparable period of 2019. We ended the first quarter of 2020 with a strong liquidity position of approximately $400 million, consisting of cash and cash equivalents of $152 million and availability of $247 million under our revolving credit facility.

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Key operating metrics

	For the Three Months Ended March 31,
(in thousands)	2020	2019
Sales volume (MT) (1)	34	45
Production volume (MT) (2)	33	48
Production capacity excluding St. Marys (MT) (3)(4)	51	51
Capacity utilization excluding St. Marys (3)(5)	65%	94%
Total production capacity (MT) (4)(6)	58	58
Total capacity utilization (5)(6)	57%	83%
(1) Sales volume reflects only graphite electrodes manufactured by GrafTech.
(2) Production volume reflects graphite electrodes we produced during the period.
(3) In the first quarter of 2018, our St. Marys facility began graphitizing a limited amount of electrodes sourced from our Monterrey, Mexico facility.
(4) Production capacity reflects expected maximum production volume during the period under normal operating conditions, standard product mix and expected maintenance outage. Actual production may vary.
(5) Capacity utilization reflects production volume as a percentage of production capacity.
(6) Includes graphite electrode facilities in Calais, France; Monterrey, Mexico; Pamplona, Spain and St. Marys, Pennsylvania.

Sales volume was 34 thousand metric tons (MT) in the first quarter of 2020 and consisted of 29 thousand MT shipped under our long-term agreements and 5 thousand MT of spot sales. Production volume was 33 thousand MT in the first quarter of 2020 compared to 48 thousand MT in the same period of 2019.

COVID-19
GrafTech has been proactive from the onset of the COVID-19 crisis. We created a COVID-19 response team composed of senior management that meets three to five times per week to monitor conditions and formulate appropriate action plans. These initial meetings resulted in early actions to cancel travel and eliminate in-person meetings. Our team members are working from home where possible, and we have established a "Safe-Work Playbook" for our sites. Our plant procedures include temperature measurements where permitted, personal protective equipment, mandatory use of gloves, social distancing, frequent cleaning and disinfecting, and the use of daily check sheets to keep team members highly focused on these new procedures. These actions have been very successful, as over 99% of our workforce has remained healthy through this crisis. In addition, we have developed return to work protocols so when the time is right, we may have team members currently working from home safely return to the office.
We have worked hard during this COVID-19 crisis to minimize the impact on our employees, our customers, and our operations. We have navigated and implemented eight different sets of government controls and guidelines to keep all of our plants open and operating safely. Despite this challenging environment, we met all customer orders and achieved a 96% on-time delivery rate for the first quarter of 2020. At the same time, we achieved record levels of safety and environmental performance.

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Commercial Update
We service customers at over 300 locations across the globe and most of them have been impacted as a result of this pandemic. In spite of the steel industry being deemed an essential business in many countries, a number of our customers have temporarily suspended or otherwise reduced operations. This is having a significant impact on demand, which we expect to last through the remainder of this year, and into 2021.
The impact of the virus has induced over 20 of our long-term contract customers to submit force majeure notices. The long-term contracts provide for force majeure volumes to be deferred to the end of the contract period by extending the term of the agreement for the duration of the force majeure event.
Other long-term contract customers have been impacted by plant closures and lower steel demand, and are struggling to take their committed electrode volumes. We have had no additional customer bankruptcies at this point, but as a result of the above factors we are experiencing some delays and non-performance from certain customers on their long-term agreements. As a result of this macro environment spot pricing is now below the long-term contract price, and some customers are attempting to renegotiate their contracts or delay shipments.
We will continue to work with our valued customers who have benefited from these long-term contracts in recent years while contract prices have been below spot prices, but we will take every measure to ensure that our customers fulfill their legal obligations and commitments under these contracts.
In our previous disclosures, we estimated that long-term contract volumes in 2020 would be approximately 130,000 MT. Given the current pandemic and the factors noted above, we now estimate that our long-term contract volume in 2020 will be in the range of 100,000 - 115,000 MT. We expect that some of this decrease in 2020 long-term contract volume will be recovered in future years.
Electrode spot prices continue to trend lower. Our average price for non-LTA business in the first quarter of 2020 was approximately $6,500. As a result of the COVID-19 pandemic and the reduction in overall demand, we expect the spot price for graphite electrodes will decrease further.
Operational Update
Due to the COVID-19 impact and the resulting decrease in customer demand, we have reduced the operating level of our graphite electrode plants. We will operate our electrode plants to match customer demand while meeting customer requirements with continued high levels of on-time delivery performance.
We have been successful at continuing to operate our Seadrift needle coke plant at full capacity during this COVID-19 crisis. We have scheduled our planned biannual Seadrift maintenance outage for later in the second quarter this year. This outage will last about four weeks. We have adequate needle coke inventory to cover this outage.
Steel production levels are down significantly as a result of this pandemic and the associated impact on all manufacturing supply chains. Our customers' graphite electrode destocking initiatives were progressing as expected in the first quarter prior to the COVID-19 outbreak. We had expected this process to complete in the second half of 2020 but now expect destocking to continue through the end of the year, and depending on levels of activity across metal based manufacturing supply chains, potentially into 2021.

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Cost Reduction Initiatives
In response to the challenging environment created by the global pandemic, we have proactively taken concrete actions to reduce costs and preserve cash. We have eliminated all discretionary spending and have reduced our full-time workforce and adjusted production to our expected sales. We have also eliminated our temporary workforce and substantially eliminated contractors. In total, our headcount at electrode plants is being reduced by 15%. We are also reducing our fixed costs at our electrode plants by 15%, and variable costs will be lower in 2020 as a result of the lower utilization rates.
Capital expenditures totaled $14 million in the first quarter of 2020, and we are reducing our planned capital expenditures for the full year by approximately one-half to a level of $30-$35 million. Due to timing of purchases, inventory levels increased during the first quarter, but we are managing to reduce levels to match demand moving forward and expect overall inventory levels to come down over the course of the year.
Capital Structure and Capital Allocation
In addition to the cost reduction initiatives outlined above, we are actively taking steps to further strengthen our balance sheet and increase our financial flexibility. Given the extent and duration of the impact of the pandemic on the macro environment, our quarterly dividend is being reduced to $0.01 per share. The Board will revisit the dividend level as conditions improve and the business environment becomes clearer.
We are also reprioritizing our capital allocation to focus on liquidity and balance sheet flexibility. In the first quarter of 2020, we returned over $50 million to shareholders in the form of share repurchases and dividends. We now expect to use the majority of our incremental free cash flow in 2020 to reduce debt, but will continue to examine opportunities to repurchase stock.
Outlook
We remain fully confident in the long-term growth trajectory of Electric Arc Furnace (EAF) steel production. Global warming and other environmental concerns are critical issues facing society and global companies, and the EAF steelmakers are among the largest recycling industries in the world. EAF steel making produces 75% less carbon emissions than traditional blast oxygen furnace steel making. EAF growth is continuing with significant capacity additions having been announced.
Graftech is one of the largest graphite electrode producers in the world and a mission critical supplier to the EAF industry. We have three of the most efficient and largest graphite electrode plants in the world and are the only substantially vertically integrated producer. With this backdrop, and the decisive actions we have taken to manage through the COVID-19 pandemic, we are well positioned to weather this downturn.
Conference Call
In conjunction with this earnings release, you are invited to listen to our earnings call being held on May 6, 2020 at 10:00 a.m. Eastern Daylight Time. The webcast and accompanying slide presentation will be available at www.GrafTech.com, in the Investors section. The earnings call dial-in number is +1 (866) 521-4909 toll-free in the U.S. and Canada or +1 (647) 427-2311 for overseas calls, conference ID: 5548947. A replay of the Conference Call will be available until August 6, 2020 by dialing +1 (800) 585-8367 toll-free in the U.S. and Canada or +1 (416) 621-4642 for overseas calls, conference ID: 5548947. A replay of the webcast will also be available on our website until August 6, 2020, at www.GrafTech.com, in the Investors section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission (SEC) and other information available at www.GrafTech.com. The information in our website is not part of this release or any report we file or furnish to the SEC.

EXHIBIT 99.1

About GrafTech
GrafTech International Ltd. is a leading manufacturer of high quality graphite electrode products essential to the production of electric arc furnace steel and other ferrous and non-ferrous metals. The Company has a competitive portfolio of low-cost graphite electrode manufacturing facilities, including three of the highest capacity facilities in the world. GrafTech is also the only large scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, a primary raw material for graphite electrode manufacturing. This unique position provides competitive advantages in product quality and cost.
Special note regarding forward‑looking statements
This news release and related discussions may contain forward‑looking statements that reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward‑looking statements by the use of forward‑looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” "are confident", or the negative version of those words or other comparable words. Any forward‑looking statements contained in this news release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward‑looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward‑looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to: the ultimate impact that the COVID-19 pandemic has on our business, results of operations, financial condition and cash flows; the cyclical nature of our business and the selling prices of our products may lead to periods of reduced profitability and net losses in the future; the possibility that we may be unable to implement our business strategies, including our initiative to secure and maintain longer-term customer contracts, in an effective manner; pricing for graphite electrodes has historically been cyclical and the price of graphite electrodes may decline in the future; the sensitivity of our business and operating results to economic conditions and the possibility others may not be able to fulfill their obligations to us in a timely fashion or at all; our dependence on the global steel industry generally and the electric arc furnace ("EAF") steel industry in particular; the possibility that global graphite electrode overcapacity may adversely affect graphite electrode prices; the competitiveness of the graphite electrode industry; our dependence on the supply of petroleum needle coke; our dependence on supplies of raw materials (in addition to petroleum needle coke) and energy; the possibility that our manufacturing operations are subject to hazards; changes in, or more stringent enforcement of, health, safety and environmental regulations applicable to our manufacturing operations and facilities; the legal, compliance, economic, social and political risks associated with our substantial operations in multiple countries; the possibility that fluctuation of foreign currency exchange rates could materially harm our financial results; the possibility that our results of operations could deteriorate if our manufacturing operations were substantially disrupted for an extended period, including as a result of equipment failure, climate change, regulatory issues, natural disasters, public health crises, such as the COVID-19 pandemic, political crises or other catastrophic events; our dependence on third parties for certain construction, maintenance, engineering, transportation, warehousing and logistics services; the possibility that we are unable to recruit or retain key management and plant operating personnel or successfully negotiate with the representatives of our employees, including labor unions; the possibility that we may divest or acquire businesses, which could require significant management attention or disrupt our business; the sensitivity of goodwill on our balance sheet to changes in the market; the possibility that we are subject to information technology systems failures, cybersecurity attacks, network disruptions and breaches of data security; our dependence on protecting our intellectual property; the possibility that third parties may claim that our products or processes infringe their intellectual property rights; the possibility that significant changes in our jurisdictional earnings mix or in the tax laws of those jurisdictions could adversely affect our business; the possibility that tax legislation could adversely affect us or our stockholders; the possibility that our indebtedness could limit our financial and operating activities or that our cash flows may not be sufficient to service our indebtedness; the possibility that restrictive covenants in our financing agreements

EXHIBIT 99.1

could restrict or limit our operations; the fact that borrowings under certain of our existing financing agreements subjects us to interest rate risk; the possibility of a lowering or withdrawal of the ratings assigned to our debt; the possibility that disruptions in the capital and credit markets could adversely affect our results of operations, cash flows and financial condition, or those of our customers and suppliers; the possibility that highly concentrated ownership of our common stock may prevent minority stockholders from influencing significant corporate decisions; the possibility that we may not pay cash dividends on our common stock in the future; the fact that certain of our stockholders have the right to engage or invest in the same or similar businesses as us; the possibility that the market price of our common stock could be negatively affected by sales of substantial amounts of our common stock in the public markets, including by Brookfield; the fact that certain provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws could hinder, delay or prevent a change of control; the fact that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders; and our status as a "controlled company" within the meaning of the New York Stock Exchange ("NYSE") corporate governance standards, which allows us to qualify for exemptions from certain corporate governance requirements.
These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements, including the Risk Factors section included in our Annual Report on Form 10-K and other filings with the SEC. The forward‑looking statements made in this press release relate only to events as of the date on which the statements are made. We do not undertake any obligation to publicly update or review any forward‑looking statement, except as required by law, whether as a result of new information, future developments or otherwise.
Non‑GAAP financial measures
In addition to providing results that are determined in accordance with GAAP, we have provided certain financial measures that are not in accordance with GAAP. EBITDA and Adjusted EBITDA are non‑GAAP financial measures. We define EBITDA, a non‑GAAP financial measure, as net income or loss plus interest expense, minus interest income, plus income taxes, and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any pension and other post-employment benefit ("OPEB") plan expenses, initial and follow-on public offering and related expenses, non‑cash gains or losses from foreign currency remeasurement of non‑operating liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar, related party Tax Receivable Agreement expense, stock-based compensation, and non‑cash fixed asset write‑offs. Adjusted EBITDA is the primary metric used by our management and our board of directors to establish budgets and operational goals for managing our business and evaluating our performance.
We monitor adjusted EBITDA as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period‑to‑period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. In addition, we believe adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt‑service capabilities. We also monitor the ratio of total debt to adjusted EBITDA, because we believe it is a useful and widely used way to assess our leverage.
Our use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments, including any capital expenditure requirements to augment or replace our capital assets;

•	adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

EXHIBIT 99.1

•	adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•	adjusted EBITDA does not reflect expenses relating to our pension and OPEB plans;

•
adjusted EBITDA does not reflect the non‑cash gains or losses from foreign currency remeasurement of non‑operating liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar;

•	adjusted EBITDA does not reflect initial and follow-on public offering and related expenses;

•	adjusted EBITDA does not reflect related party Tax Receivable Agreement expense;

•	adjusted EBITDA does not reflect stock-based compensation or the non‑cash write‑off of fixed assets; and

•	other companies, including companies in our industry, may calculate EBITDA and adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
In evaluating EBITDA and adjusted EBITDA, you should be aware that in the future, we will incur expenses similar to the adjustments in the reconciliation presented below. Our presentations of EBITDA and adjusted EBITDA should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non‑recurring items. When evaluating our performance, you should consider EBITDA and adjusted EBITDA alongside other financial performance measures, including our net income (loss) and other GAAP measures.

EXHIBIT 99.1

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited

	As of March 31, 2020	As of December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$152,109	$80,935
Accounts and notes receivable, net of allowance for doubtful accounts of $7,385 as of March 31, 2020 and $5,474 as of December 31, 2019	198,943	247,051
Inventories	322,623	313,648
Prepaid expenses and other current assets	32,517	40,946
Total current assets	706,192	682,580
Property, plant and equipment	734,118	733,417
Less: accumulated depreciation	231,244	220,397
Net property, plant and equipment	502,874	513,020
Deferred income taxes	56,900	55,217
Goodwill	171,117	171,117
Other assets	97,133	104,230
Total assets	$1,534,216	$1,526,164
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$52,067	$78,697
Short-term debt	138	141
Accrued income and other taxes	80,626	65,176
Other accrued liabilities	73,597	48,335
Related party payable - tax receivable agreement	16,115	27,857
Total current liabilities	222,543	220,206

Long-term debt	1,814,266	1,812,682
Other long-term obligations	90,522	72,562
Deferred income taxes	44,785	49,773
Related party payable - tax receivable agreement long-term	42,479	62,014
Stockholders’ equity:
Preferred stock, par value $0.01, 300,000,000 shares authorized, none issued	—	—
Common stock, par value $0.01, 3,000,000,000 shares authorized, 267,178,663 and 270,485,308 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	2,672	2,705
Additional paid-in capital	756,103	765,419
Accumulated other comprehensive loss	(64,310)	(7,361)
Accumulated deficit	(1,374,844)	(1,451,836)
Total stockholders’ deficit	(680,379)	(691,073)

Total liabilities and stockholders’ equity	$1,534,216	$1,526,164

EXHIBIT 99.1

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)
Unaudited

	For the Three Months Ended March 31,
	2020	2019
CONSOLIDATED STATEMENTS OF OPERATIONS
Net sales	$318,646	$474,994
Cost of sales	138,917	195,524
Gross profit	179,729	279,470
Research and development	712	637
Selling and administrative expenses	14,932	15,226
Operating profit	164,085	263,607

Other (income) expense, net	(3,314)	467
Related party Tax Receivable Agreement benefit	(3,346)	—
Interest expense	25,672	33,700
Interest income	(1,141)	(414)
Income before provision for income taxes	146,214	229,854
Provision for income taxes	23,946	32,418
Net income	$122,268	$197,436

Basic income per common share:
Net income per share	$0.45	$0.68
Weighted average common shares outstanding	269,216,820	290,559,025
Diluted income per common share:
Income per share	$0.45	$0.68
Weighted average common shares outstanding	269,236,562	290,566,163

EXHIBIT 99.1

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
Unaudited

	For the Three Months Ended March 31,
	2020	2019
Cash flow from operating activities:
Net income	$122,268	$197,436
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	14,284	15,585
Related party Tax Receivable Agreement benefit	(3,346)	—
Deferred income tax provision	6,348	6,427
Non-cash interest expense	1,594	1,588
Other charges, net	(838)	3,268
Net change in working capital*	(130)	(71,443)
Change in long-term assets and liabilities	(897)	3,956
Net cash provided by operating activities	139,283	156,817
Cash flow from investing activities:
Capital expenditures	(13,901)	(14,569)
Proceeds from the sale of assets	62	74
Net cash used in investing activities	(13,839)	(14,495)
Cash flow from financing activities:
Principal repayments on long-term debt	—	(125,000)
Repurchase of common stock - non-related party	(30,099)	—
Payment of tax withholdings related to net share settlement of equity awards	(46)	—
Dividends paid to non-related-party	(5,926)	(5,194)
Dividends paid to related-party	(16,933)	(19,502)
Net cash used in financing activities	(53,004)	(149,696)
Net change in cash and cash equivalents	72,440	(7,374)
Effect of exchange rate changes on cash and cash equivalents	(1,266)	(217)
Cash and cash equivalents at beginning of period	80,935	49,880
Cash and cash equivalents at end of period	$152,109	$42,289

* Net change in working capital due to changes in the following components:
Accounts and notes receivable, net	$40,743	$(31,389)
Inventories	(17,236)	(4,705)
Prepaid expenses and other current assets	7,411	7,425
Income taxes payable	14,238	(38,333)
Accounts payable and accruals	(45,245)	(5,305)
Interest payable	(41)	864
Net change in working capital	$(130)	$(71,443)

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NON-GAAP RECONCILIATION
(Dollars in thousands)
The following table reconciles our non‑GAAP key financial measures to the most directly comparable GAAP measures:

	For the Three Months Ended March 31,
	2020	2019

Net income	122,268	197,436
Add:
Depreciation and amortization	14,284	15,585
Interest expense	25,672	33,700
Interest income	(1,141)	(414)
Income taxes	23,946	32,418
EBITDA	185,029	278,725
Adjustments:
Pension and OPEB plan expenses(1)	542	770
Initial and follow-on public offering and related expenses(2)	4	685
Non‑cash (gain) loss on foreign currency remeasurement(3)	(3,461)	411
Stock-based compensation(4)	410	292
Non‑cash fixed asset write‑off(5)	—	2,932
Related party Tax Receivable Agreement benefit(6)	(3,346)	—
Adjusted EBITDA	179,178	283,815

(1)	Service and interest cost of our OPEB plans. Also includes a mark‑to‑market loss (gain) for plan assets as of December of each year.

(2)	Legal, accounting, printing and registration fees associated with the initial and follow-on public offering and related expenses.

(3)	Non‑cash gains and losses from foreign currency remeasurement of non‑operating liabilities of our non‑U.S. subsidiaries where the functional currency is the U.S. dollar.

(4)	Non-cash expense for stock-based compensation grants.

(5)	Non‑cash fixed asset write‑off recorded for obsolete assets.

(6)	Non-cash expense adjustment for future payment to our sole pre-IPO stockholder for tax assets that are expected to be utilized.